Exhibit 99.1
For Immediate Release
Monday, July 16, 2007
ABD RESIGNS AS CEO OF SPARTECH CORPORATION
ST. LOUIS, July 16 /PRNewswire-FirstCall — Spartech Corporation (NYSE: SEH) announced today that George A. Abd, its Chief Executive Officer and President, has resigned for personal reasons. He also resigned as a Director of the company. The resignations take effect immediately. Mr. Abd will continue to serve the company in an advisory capacity.
A formal process has been initiated to identify a permanent successor to Mr. Abd. In the interim, Randy Martin, the Chief Financial Officer of Spartech, will also serve as its Chief Executive Officer.
Jackson W. Robinson, Chair of Spartech’s Board of Directors, commented “We are indebted to George for his significant contributions as our CEO over the past two years. During his tenure, the Spartech team grew annual revenue from $1,275 million to $1,477 million, reduced its debt from $464 million to $285 million, posted seven consecutive quarters of earnings growth, made significant progress in integrating its operations and established a culture focused on strong cash flow and return on investment. While we regret George’s departure, we are delighted that Randy Martin is available to serve in the CEO role on an interim basis. We are also confident that George is leaving the company in a strong condition, ready to pursue significant future objectives. And we are also confident that we will be able in the near term to attract strong future leadership to pursue those objectives.”
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with sales of approximately $1.5 billion, annually.
     SOURCE Spartech Corporation
     CONTACT: Randy C. Martin, Chief Financial Officer, 1-314-721-4242,
     Web site: http://www.spartech.com
     (SEH)